Exhibit 10.8

FINANCIAL ADVISORY AGREEMENT

This Financial Advisory Agreement (the “Agreement”) is made September 28, 2001 by and between Varitek Industries Inc. (“Varitek” or the “Company”) and Sanders Morris Harris Inc. (“SMH” or the “Advisor”).

1. Engagement of Advisor. Varitek hereby engages the Advisor on an exclusive basis for the term of this Agreement, and the Advisor hereby agrees, to advise, consult with, and assist the Company in various matters including, but not limited to (i) a review of the Company’s business, operations and financial condition, including advising on capitalization structures, preparation of a private placement memorandum, and capital raising; (ii) acting as placement agent for a private placement (the “Private Placement”) of approximately $10 million of common stock with proceeds to be used primarily for introduction of the telematics product, payment of Advisor’s fee described in Section 2.2, and working capital; and (iii) at the option of Varitek, subject to the requirements of Section 2.4 of this Agreement, assistance with subsequent financings which may consist of equity, debt and other securities. During the term of this Agreement, the Company agrees not to use the services of any other investment banker regarding matters similar to those outlined in Section 1(ii) herein.

2. Compensation. As compensation for services rendered to the Company under this Agreement, the Company shall pay to the Advisor the following compensation:

2.1 In consideration of this Agreement, and upon execution by both parties, Varitek agrees to pay a non-refundable retainer in the amount of $50,000.

2.2 Varitek agrees to pay to SMH a fee for completion of the Private Placement equal to 8% of the principal amount of equity securities placed by SMH with institutional investors. For the purposes of this Agreement, equity securities shall be deemed to include any security or instrument which is convertible into, or exchangeable for, equity securities of the Company. The retainer mentioned in Section 2.1 shall be credited against the success fee on completion of this placement.

Any fee payable to the Advisor under this section 2.2 will be due at the closing of the transaction by the Advisor, and shall be payable to the Advisor by the Company, provided, however, that the Advisor shall not be entitled to any fee under this section 2.2 unless the closing of the transaction occurs during the term of this Agreement or not later than twelve months after termination of this Agreement, so long as such closing is with an investor(s) identified to the Company by Advisor in writing prior to the Termination of this Agreement. In the event the Company elects to engage Advisor for any subsequent financings, then the fee for such subsequent financing shall be determined as set forth in Exhibit A hereto.

2.3 The Company agrees to issue SMH warrants upon the successful completion of this transaction equal to 10% of the principal amount of equity securities placed, and carry an exercise price of 120% of the price paid by investors. Such warrants shall have a five year maturity and shall carry trading restrictions similar to those contained in the securities issued to investors in connection with the Private Placement transaction.

2.4 Varitek will pay or reimburse the Advisor for all reasonable out-of-pocket costs and expenses directly incurred by the Advisor in performing its obligations under this Agreement, which costs and expenses shall include, but not be limited to, travel expenses incurred in performing its duties, including due diligence, in connection with this Agreement and transactions, legal fees and expenses, costs of supplies, copying and mailing and all other expenses reasonably incurred by the Advisor in preparation of the Private Placement memorandum and otherwise in performing its obligations under this Agreement; provided, however, that the Advisor shall obtain the prior approval of the Company for aggregate expenditures in excess of $10,000, which approval shall not be unreasonably withheld. Reimbursable expenses shall specifically exclude salaries and benefits for employees and agents of Advisor. In seeking reimbursement for expenses, the Advisor shall provide to the Company a written statement or statements detailing expenses for which reimbursement is sought and, upon request by the Company, shall provide copies of invoices and other documentation supporting such expenses. Reimbursable expenses shall be payable by the Company from the proceeds of the Private Placement and within 30 days of receipt by the Company of such written statement or, if requested by the Company, copies of supporting documentation.

2.5 SMH shall have a right of first refusal to act as co-manager on the next succeeding offering by the Company of public securities or private placement of any equity financing conducted during the first 24 months following the Private Placement described herein. Such rights will survive for a period of 24 months from the Closing Date or until completion of the next succeeding offering whichever occurs first.

3. Private Placement Memorandum. In connection with the Private Placement, the Company will cooperate with SMH and will furnish SMH with all information and data concerning the Company, the financing and such other information which SMH and the Company deem appropriate (the “Information”) and will provide SMH and any prospective financing sources with access to the Company’s officers, directors, independent accountants and legal counsel. The Company warrants and represents that, to the best of the Company’s knowledge, all Information (a) provided or otherwise made available to SMH by or on behalf of the Company or (b) contained in any private placement memorandum prepared by the Company with respect to the Private Placement (the “Memorandum”) will, at all times during the period of the engagement of SMH hereunder, be correct in all material respects and will not contain any untrue statement of a material fact or omit a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Advisor acknowledges that all of such Information is proprietary to the Company and agrees to keep such Information confidential and not to disclose any of such Information to any third party, except for third parties to whom SMH shall present such Information for purposes of evaluation of the Private Placement pursuant to this Agreement.

The Company further warrants and represents that any projections approved or provided by it to the Advisor or contained in the Memorandum will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering services hereunder, the Advisor will be using and relying upon the Information (and information available from public sources and other sources deemed reliable by SMH) without independent verification thereof by SMH or independent appraisal by SMH of any of the Company’s assets.

4. Business Practice. The Company recognizes that the Advisor is in the business of advising and consulting with other businesses, some of which businesses may be in competition with the Company. The Company acknowledges and agrees that the Advisor may advise and consult with other businesses, including those which may be in competition with the Company, and shall not be required to devote its full time and resources to performing services on behalf of the Company under this Agreement. The Advisor shall only be required to expend such time and resources as are reasonably appropriate to advise and assist the Company as provided for herein. The Advisor agrees to not represent any direct competitor of the Company during the term of this Agreement and for a period of 6 months after termination.

5. Indemnification. Varitek agrees to indemnify and hold harmless the Advisor and its affiliates, agents, and advisors, and their respective directors, officers, employees, agents and controlling persons (each such person is hereinafter referred to as an “Indemnified Party”), from and against any and all losses, claims, damages, liabilities and expenses whatsoever, joint or several, to which any such Indemnified Party may become subject under any applicable federal or state law of the United States of America or otherwise, caused by, relating to or arising out of the engagement evidenced hereby. The Company will reimburse any Indemnified Party for any expenses (including reasonable counsel fees and expenses) as they are incurred by an Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not resulting in liability; provided, however, that at the time of such reimbursement the Indemnified Party shall have entered into an agreement with the Company whereby the Indemnified Party agrees to repay all such reimbursed amounts if it is determined in a final judgment by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnity from the Company. Notwithstanding the foregoing, the Company shall not be liable to any Indemnified Party under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense results directly from any such Indemnified Party’s willful misconduct or gross negligence.

If for any reason (other than a final non-appealable judgment finding any Indemnified Party liable for losses, claims, damages, liabilities or expenses for its gross negligence or willful misconduct) the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Advisor on the other, but also the relative fault by the Company and the Indemnified Party, as well as any relevant equitable considerations, subject to the limitation that in no event shall the total contribution of all Indemnified Parties to all such losses, claims, damages, liabilities or expenses exceed the amount of fees actually received and retained by the Advisor hereunder.

6. Term of Agreement. This Agreement shall terminate four months after the date hereof unless terminated earlier at the option of Varitek or the Advisor following 30 days notice to the other party. The Company agrees to extend this agreement for one additional period of two months if requested by SMH. Upon termination of this Agreement, neither party shall have any further rights or obligations to the other, except that (i) the Company shall be obligated to pay those fees under section 2.1 hereof which were due and payable during the period prior to termination of this Agreement, (ii) the Company shall be obligated to pay fees under section 2.2 hereof relating to the Private Placement commenced by SMH and the Company prior to termination of the Agreement and closed within twelve months from the date of termination, (iii) the Company shall be obligated to reimburse expenses under section 2.3 incurred by the Advisor during the period prior to termination of this Agreement, and (iv) the Advisor and the Company shall continue to be bound by the provisions of section 5 hereof.

7. Relationship of Parties. The parties agree that their relationship under this Agreement is an advisory relationship only, and nothing herein shall cause the Advisor to be partners, agents or fiduciaries of, or joint venturers with, the Company or with each other.

8. Notices. All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally, on the first business day following the date of actual receipt if delivered by telecopier, telex or other similar communication to the party or parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the Advisor and to the Company at the addresses set forth below, or to such other addresses as either party hereto may designate to the other by notice from time to time for this purpose.

Advisor:   SANDERS MORRIS HARRIS INC.

600 Travis, Suite 3100

Houston, Texas 77002

Attn: Richard C. Webb

          (713) 993-4601

Fax: (713) 993-4699

Company:  VARITEK INDUSTRIES INC.

8748 Clay Road, Suite 308

Houston, Texas 77080

Attn: Randy S. Bayne

          Chairman & CEO

          (713) 690-9935

Fax:   (713) 934-8290

9. Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, except for its conflicts of law principles.

11. Entire Agreement, Waiver. This Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior Agreements relating to the subject matter hereof. This Agreement may not be amended or modified in any way except by subsequent Agreement executed in writing. Either the Company or the Advisor may waive in writing any term, condition, or requirement under this Agreement which is intended for its own benefit, and written waiver of any breach of such term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

SANDERS MORRIS HARRIS INC.

By:	/s/ RICHARD C. WEBB
Richard C. Webb Vice Chairman

VARITEK INDUSTRIES INC.

By:	/s/ RANDY S. BAYNE
Randy S. Bayne Chairman and CEO

EXHIBIT A

FINANCING FEES

1. Fee for Private Equity.

In the event the Company consummates a subsequent private placement of its equity securities for which the Advisor serves as placement agent, then the Company shall pay to the Advisor a fee equal to eight percent (8%) of the aggregate gross proceeds of such equity financing placed with a limited number of institutional investors or seven percent (7%) for a financing placed primarily with individual investors. In addition, for financing placed with individual investors, the Advisor shall be granted one warrant for each ten (10) shares of common stock or equivalent sold, to purchase common stock of the Company at a price equal to 120% of the effective price per share implied by any such private placement. For the purposes of this Agreement, equity securities shall be deemed to include any security or instrument which is convertible into, or exchangeable for, equity securities of the Company. If the Advisor serves as placement agent, the Advisor has the right to form and manage a group of securities brokers or dealers to assist in the financing, to whom the Advisor may re-allow all or a portion of the commissions payable by the Company under this Agreement.

2. Fee for Private Debt.

In the event the Company consummates a subsequent private placement of debt securities for which Advisor serves as placement agent, then the Company shall pay to the Advisor a fee equal to 3% of the principal amount of any subordinated debt, 2% of the principal amount of any senior debt of up to $10,000,000 in any single placement, and 1% of the principal amount of senior debt over $10,000,000 in any single placement; provided that the minimum fee for any financing will be $100,000.

3. Public Debt or Equity.

In the event the Company undertakes a public offering of its debt or equity securities for which the Advisor serves as underwriter, then the Company shall pay to the Advisor a fee with respect to that offering in an amount, to be determined by the Company and the Advisor for each transaction, which is reasonable and customary for such services in the investment banking industry. Such fees, underwriting spreads, expense reimbursements and other transaction costs may reflect negotiations with an underwriting group for which the Advisor will act as lead manager or a co-manager.